Dear Shareholders, Employees and Friends:

I want to thank everyone that has either written or called me over the last few weeks with words of support and encouragement.  I have not been able to get back to many of you but want you to know that your show of support is very much appreciated and has helped me during some of the tougher days here at NutraCea.

I am aware that many of you are wondering what is going on with our company and the restatement.  Although I am limited as to what I can say, I want to assure you that we are working very hard on finalizing the previously announced restatement.  It is a monumental task to go back and restate the 10-K for 2007 and the associated second third and fourth quarters as well as all the reported quarters of 2008.  Additionally, we decided to revisit all the larger transactions for 2007 and 2008 to make sure we are comfortable with how they have been recorded.  This takes time, which is why we announced in a Form 12b-25 filing that we would need until March 31, 2009 to file our 2008 Form 10-K.  We believed we could make the timeline, however the task has been significant and we are now planning to file our 2008 Form 10-K and to hold a Conference Call to report our fourth quarter 2008 results in April.

NutraCea is still pursuing business aggressively both domestically and internationally and we have positive momentum in SRB, Oil and especially in Cereal.  We are cutting unnecessary costs and working toward improving our operations each and every day.  We believe our business is getting stronger and I am optimistic about the future.  We are focused on getting the restatement done and plan to file our Form 10-Q for the 1st Quarter of 2009 on time in May.

We recognize that the restatement process may be taking longer than many of you expected and we appreciate your patience.

Thank you again for your support - It means a lot to me.

Olga

Olga Hernandez-Longan
Chief Financial Officer

Forward Looking Statements

The foregoing letter contains forward-looking statements, including, but not limited to, statements regarding the strength and progress of our business and products and the times in which we anticipate filing restated financial statements and other SEC filings. These statements are made based upon current expectations and actual results may differ from those projected, due to various risks and uncertainties. We do not undertake to update forward-looking statements in this letter to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in our filings with the Securities and Exchange Commission, including our most recent current and periodic reports.